Exhibit 10.11

M E M O R A N D U M

TO:        [[YEAR]] CIP Participant

FROM:    Compensation Committee

DATE:        [[DATE]], [[YEAR]]

RE:        Long-Term Cash Incentive Award

You are being granted a long-term cash incentive award under the LKQ Corporation Cash Incentive Plan (CIP). All capitalized terms not otherwise defined in this Memorandum will have the meanings set forth in the CIP. The potential payout under your award is subject to the terms and conditions set forth in this Memorandum and in the CIP. The information contained herein is personal to you and proprietary to the Company, and by participating in the CIP, you agree to keep all information stated herein strictly confidential

Participant:    [[NAME]]

Performance Period:        [[DATE]], [[YEAR]] to [[DATE]], [[YEAR]]

Target Award:            $[[•]] OR [[•% of Base Salary, defined as •]].

Performance Metrics:    (1) The average of the Company’s annual parts and services organic revenue growth during the Performance Period.

    (2) The Company’s adjusted diluted earnings per share in year [[YEAR]].

    (3) The average of the Company’s annual return on invested capital (ROIC) during the Performance Period (the ROIC in any given year shall be calculated as the adjusted net income before interest expense (NOPAT) divided by the sum of (i) average total debt, net of cash and (ii) average equity). For purposes of calculating annual return on invested capital, (i) the impact of acquisitions with a purchase price over $50 million completed during the Performance Period will be excluded from the calculation in each of the three years, (ii) NOPAT will not be adjusted for currency impacts, and (iii) invested capital will be based on a five quarter average and will not be adjusted for changes to NOPAT or currency impacts (e.g., CTA). Portions of the Award will vest based on the percentages allocated to each Award Component, as illustrated below.

ESG Modifier:    The earned and payable Award amount calculated as described below under the Payout Formula will be subject to an ESG Modifier, which can modify the payout of the Award by +/-10%. The Committee shall in its sole discretion determine the level of attainment by the Company of the Company’s ESG initiatives and goals and adjust the payout upward or downward by up to 10%.

Adjustments:    The GAAP calculation of each of the above Performance Metrics will be subject to adjustment by the Committee for extraordinary, unusual, infrequently occurring, or other items if such adjustment is deemed necessary or advisable by the Committee to more accurately achieve the purposes of this award.

In addition, the Committee will adjust the Performance Metrics or other features of the award (1) that relate to the value or number of the shares of common stock of the Company to reflect any stock dividend, stock split, recapitalization, combination or exchange of shares, or other similar changes in such stock, and (2) except as otherwise indicated, to account for changes in the value of foreign currencies of countries in which the Company operates versus the U.S. dollar (using the average respective exchange rates for the calendar year prior to the Performance Period).

For purposes of determining the EPS and ROIC Components, each shall be increased to the extent that it was reduced in accordance with generally accepted accounting principles (“GAAP”) by objectively determinable amounts due to:

1.    A change in accounting policy or GAAP;
2.    Dispositions of assets or businesses;
3.    Asset impairments;
4.    Amounts incurred in connection with any financing;
5.    Losses on interest rate swaps resulting from mark to market adjustments or discontinuing hedges;
6.    Board-approved restructuring, acquisition, or similar charges, including charges in conjunction with or in anticipation of an acquisition;
7.    Losses (and related fees and expenses) related to extraordinary environmental, legal, product liability or other contingencies;
8.    Changes in tax laws or regulations or interpretations of such laws or regulations;
9.    A Board-approved divestiture of a material business (i.e., the performance goals shall be adjusted to account for the divestiture, including, if appropriate, the pro-rata effect of targeted improvements);
10.    Changes in contingent consideration liabilities;
11.    Losses from discontinued operations;
12.    The imposition of tariffs or taxes on the importation of inventory;
13.    Amortization expense related to acquired intangible assets; and
14.    Other extraordinary, unusual, or infrequently occurring items as specifically disclosed in the Company’s financial statements or filings under the Exchange Act.

Notwithstanding any contrary provision of the CIP, this Memorandum, or the Payout Formula, the Committee may adjust the Actual Award payable to you.

Payout Formula:        See immediately below.

Revenue Component
	Average Parts & Services Organic Revenue Growth over Performance Period	Earned % of Revenue Component	Weighting of Revenue Component
Threshold	[[•]]%	[[•]]%	40%
Target	[[•]]%	[[•]]%
Maximum	[[•]]%	[[•]]%
EPS Component
	Adjusted Diluted EPS in year [[YEAR]]	Earned % of EPS Component	Weighting of EPS Component
Threshold	$[[•]]	[[•]]%	40%
Target	$[[•]]	[[•]]%
Maximum	$[[•]]	[[•]]%
ROIC Component
	Average ROIC over Performance Period	Earned % of ROIC Component	Weighting of ROIC Component
Threshold	[[•]]%	[[•]]%	20%
Target	[[•]]%	[[•]]%
Maximum	[[•]]%	[[•]]%
The earned and payable Award amount will be calculated using the following formula:

(Earned % of Revenue Component * Weighting of Revenue Component * [[Target Award $ Amount]] OR [[Base Salary, if Target Award is expressed as % of Base Salary]]) + (Earned % of EPS Component * Weighting of EPS Component * [[Target Award $ Amount]] OR [[Base Salary, if Target Award is expressed as % of Base Salary]]
) + (Earned % of ROIC Component * Weighting of ROIC Component * [[Target Award $ Amount]] OR [[Base Salary, if Target Award is expressed as % of Base Salary]]).

*    Payouts between Threshold and Target and between Target and Maximum will be calculated using a linear function. There will be no payouts for performance below Threshold and no payments higher than Maximum for performance above Maximum. The Payout will be subject to the ESG Modifier as noted above.